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                                                                 EXHIBIT 23.1(a)


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the Cross Country, Inc. Amended and Restated 1999 Stock Option Plan and the Cross Country, Inc. Amended and Restated Equity Participation Plan of our report dated May 7, 2001, except for the third paragraph of Note 11, as to which the date is August 23, 2001, related to the consolidated financial statements of Cross Country, Inc., included in the Registration Statement (Form S-1) and related Prospectus of Cross Country, Inc. dated October 24, 2001, filed with the Securities and Exchange Commission.





/s/ Ernst & Young LLP

West Palm Beach, Florida

December 6, 2001